Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Monique Allaire,	Caton Lovett,
AVEO Pharmaceuticals, Inc.	Pure Communications
(617) 299-5810	(910) 232-7166

AVEO Reports 2011 Financial Results and Highlights Fourth Quarter Progress

CAMBRIDGE, Mass., February 14, 2012 – AVEO Pharmaceuticals, Inc. (Nasdaq: AVEO) today reported consolidated 2011 financial results and reviewed key progress achieved with its tivozanib and ficlatuzumab development programs in the fourth quarter of 2011.

“The recent success of our Phase 3 registration trial of tivozanib in RCC, TIVO-1, marks an important milestone for AVEO as we prepare for our first NDA submission later this year,” said Tuan Ha-Ngoc, president and chief executive officer of AVEO. “Tivozanib’s favorable efficacy and tolerability have now been demonstrated in two large, well-controlled studies. We believe the longest median progression-free survival reported to-date in a first-line pivotal trial in treatment naïve RCC patients combined with its well-tolerated safety profile positions tivozanib to provide patients with a significantly differentiated treatment option.”

Full Year 2011 Financial Results

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Total collaboration revenues for 2011 were $164.8 million compared with $44.7 million for 2010. The primary driver for the increase was revenue recognized in conjunction with AVEO’s collaboration agreements with Astellas and Centocor, as well as revenue from OSI primarily related to the exercise of its option to acquire certain rights to our technology platform. These increases were partially offset by the fact that no revenues were earned from Merck as a result of the termination of the companies’ collaboration agreement in December 2010.

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Research and development (R&D) expense for 2011 was $101.7 million compared with $86.3 million for 2010. The increase in R&D expense was primarily due to an increase in contract manufacturing costs for ficlatuzumab and tivozanib, payments to Kyowa Hakko Kirin related to the up-front license payment received from Astellas, as well as an increase in personnel-related expenses mainly due to increased support for tivozanib development activities. These increases were partially offset by reimbursable amounts under the cost sharing provisions of AVEO’s collaboration agreement with Astellas.

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General and administrative (G&A) expense for 2011 was $29.2 million compared with $14.8 million for 2010. The increase in G&A expense was primarily driven by non-recurring expenses for strategic, legal and financial advisors incurred in connection with AVEO’s collaboration agreement with Astellas, an increase in personnel-related expenses and expenses related to pre-commercialization activities for tivozanib.

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Net income for 2011 was $30.6 million, or basic and diluted earnings per share of $0.77 and $0.74, respectively, compared with a net loss of $58.8 million, or basic and diluted loss per share of $2.30 for 2010.

•	AVEO ended 2011 with cash, cash equivalents and marketable securities of $275.4 million.

Financial Guidance

AVEO expects year-end 2012 cash, cash equivalents and marketable securities of at least $120 million, with R&D spending, net of cost sharing with Astellas, of approximately $130 million. AVEO anticipates that this capital is sufficient to fund its operations into the second half of 2013 based on its current operating plans.

Fourth Quarter 2011 Key Accomplishments

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Completed top-line analysis of pivotal tivozanib Phase 3 trial, TIVO-1: Notably, in the fourth quarter, AVEO completed top-line analysis of TIVO-1, a global, randomized, Phase 3, superiority clinical trial evaluating the efficacy and safety of tivozanib compared to sorafenib in 517 patients with advanced renal cell carcinoma (RCC). Top-line data were announced in January 2012 and showed that tivozanib successfully demonstrated superiority over sorafenib in the primary endpoint of progression-free survival (PFS) in TIVO-1. Key top-line findings from TIVO-1 include:

•	Tivozanib demonstrated a statistically significant improvement in PFS with a median PFS of 11.9 months compared to a median PFS of 9.1 months for sorafenib in the overall study population.

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Tivozanib demonstrated a statistically significant improvement in PFS with a median PFS of 12.7 months compared to a median PFS of 9.1 months for sorafenib in the pre-specified subpopulation of patients who were treatment naïve (no prior systemic anti-cancer therapy); this subpopulation was approximately 70% of the total study population and reflects the first-line RCC setting in North America and Europe.

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Tivozanib demonstrated a well-tolerated safety profile consistent with the Phase 2 experience; the most commonly reported side effect was hypertension, a well-established on-target and manageable effect of VEGFR inhibitors. The side effects commonly associated with other VEGFR inhibitors, such as diarrhea, fatigue and hand-foot syndrome, were notably low.

Based on these data and success of the TIVO-1 trial, AVEO and Astellas are moving forward with plans for submitting the tivozanib NDA in RCC in the third quarter of 2012, with the MAA submission to follow. Detailed findings from TIVO-1 have been submitted for presentation at the 2012 Annual Meeting of the American Society of Clinical Oncology (ASCO) being held June 1-5, 2012 in Chicago.

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Initiated enrollment in tivozanib Phase 2 trial in patients with colorectal cancer, BATON-CRC: In December 2011, AVEO announced the initiation of patient enrollment in an open-label, multicenter, randomized Phase 2 clinical trial, called BATON-CRC, evaluating tivozanib in combination with modified FOLFOX6 (mFOLFOX6) compared to bevacizumab in combination with mFOLFOX6 as first-line therapy in patients with advanced metastatic colorectal cancer (CRC). BATON-CRC, which is being led by AVEO’s collaborator Astellas, is the second trial to be initiated as part of the BATON (Biomarker Assessment of Tivozanib in ONcology) program, a series of clinical trials to assess tivozanib efficacy and biomarkers in solid tumors.

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Entered into manufacturing agreement for ficlatuzumab with Boehringer Ingelheim: In December 2011, AVEO announced it entered into an agreement with Boehringer Ingelheim for large-scale process development and clinical manufacturing of ficlatuzumab, AVEO’s novel HGF inhibitory antibody that is currently being evaluated in a Phase 2 clinical trial as first-line therapy in combination with gefitinib versus gefitinib monotherapy in patients with non-small cell lung cancer. AVEO retains all rights to the development and commercialization of ficlatuzumab.

Upcoming Activities

AVEO expects to present at the following investor conferences:

•	Leerink Swann 2012 Global Healthcare Conference, February 15-16, 2012 in New York City.

•	Citi 2012 Global Health Care Conference, February 27-29, 2012 in New York City.

•	2012 RBC Capital Markets’ Global Healthcare Conference, February 28-29, 2012 in New York City.

•	Cowen and Company 32nd Annual Health Care Conference, March 5-7, 2012 in Boston, Mass.

Today’s Conference Call and Webcast Reminder

The AVEO management team will host a conference call at 10:00 a.m. (EST) today. The call can be accessed by dialing 1-866-800-8652 (domestic) or 1-617-614-2705 (international) five minutes prior to the start of the call and providing the passcode 29955196. A replay of the call will be available approximately two hours after the completion of the call and can be accessed by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international), providing the passcode 99138406. The replay will be available for two weeks from the date of the live call.

A live, listen-only webcast of the conference call can also be accessed by visiting the investors section of the AVEO website at investor.aveopharma.com. A replay of the webcast will be archived on the company’s website for two weeks following the call.

About AVEO

AVEO Pharmaceuticals (Nasdaq: AVEO) is a cancer therapeutics company committed to discovering, developing and commercializing targeted therapies to impact patients’ lives. AVEO’s proprietary Human Response Platform™ provides the company unique insights into cancer biology and is being leveraged in the discovery and clinical development of its cancer therapeutics. For more information, please visit the company’s website at www.aveopharma.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of AVEO that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements, within the meaning of The Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “target,” “potential,” “could,” “should,” “seek,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about: the potential for tivozanib to be a differentiated treatment option for patients; AVEO’s continued advancement of its clinical programs; AVEO’s plans to file for regulatory approval of tivozanib in the U.S. and the E.U.; AVEO’s estimates for its 2012 financial performance (including its expected year-end cash balance) and AVEO’s estimates regarding its ability to fund its future operations. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that AVEO makes due to a number of important factors, including risks relating to: difficulties, delays or failures in AVEO’s ability to successfully research, develop or obtain and maintain regulatory approvals for tivozanib, ficlatuzumab and AVEO’s other product candidates; the possibility that tivozanib will not achieve the regulatory approvals required for its successful commercialization either in the U.S. or abroad; potential delays in data availability from ficlatuzumab; potential delays in the initiation of other clinical trials of tivozanib; AVEO’s inability to obtain and maintain adequate protection for intellectual property rights relating to AVEO’s product candidates and technologies; unplanned operating expenses; AVEO’s inability to raise substantial additional funds to achieve its goals; adverse general economic and industry conditions and those risks discussed in the section titled “Risk Factors” and elsewhere in AVEO’s most recent Quarterly Report on Form 10-Q and in its other filings with the Securities and Exchange Commission. The forward-looking statements in this press release represent AVEO’s views as of the date of this press release. AVEO anticipates that subsequent events and developments will cause its views to change. However, while AVEO may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing AVEO’s views as of any date subsequent to the date of this press release.

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AVEO Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2011	2010	2011	2010
Collaboration revenue	$1,096	$11,957	$164,849	$44,682

Operating expenses:
Research and development	18,542	17,478	101,735	86,345
General and administrative	6,986	4,564	29,167	14,763

	25,528	22,042	130,902	101,108

Income (loss) from operations	(24,432)	(10,085)	33,947	(56,426)

Other income and expense:
Other income (expense), net	(7)	760	10	900
Interest expense	(925)	(1,028)	(3,836)	(3,389)
Interest income	195	39	527	126

Other expense, net	(737)	(229)	(3,299)	(2,363)

Net income (loss)	(25,169)	(10,314)	30,648	(58,789)

Basic net income (loss) per share
Net income (loss)	$(0.58)	$(0.30)	$0.77	$(2.30)

Weighted average number of common shares outstanding	43,132	33,914	39,715	25,582

Diluted net income (loss) per share
Net income (loss)	$(0.58)	$(0.30)	$0.74	$(2.30)

Weighted average number of common shares and dilutive common share equivalents outstanding	43,132	33,914	41,473	25,582

AVEO Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2011	December 31, 2010

Assets
Current assets:
Cash and cash equivalents	$43,506	$45,791
Marketable securities	177,622	94,407
Accounts receivable	7,210	391
Prepaid expenses and other current assets	6,057	4,864

Total current assets	234,395	145,453

Marketable securities	54,312	—
Property and equipment, net	5,471	4,532
Other assets	121	456
Restricted cash	751	607

Total assets	$295,050	$151,048

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,904	$9,247
Accrued expenses	14,289	10,121
Loans payable, net of discount	8,551	5,766
Deferred revenue	1,294	16,693
Other liabilities	1,249	—
Deferred rent	322	266

Total current liabilities	34,609	42,093

Loans payable, net of current portion and discount	15,619	17,636
Deferred revenue, net of current portion	19,684	16,509
Deferred rent, net of current portion	359	553
Other liabilities	1,238	2,487

Stockholders’ equity:
Preferred Stock, $.001 par value: 5,000 shares authorized; no shares issued and outstanding at December 31, 2011 and 2010, respectively	—	—
Common stock, $.001 par value: 100,000 shares authorized; 43,254 and 35,604 shares issued and outstanding at December 31, 2011 and 2010, respectively	43	36
Additional paid-in capital	429,531	308,268
Accumulated other comprehensive loss	(167)	(20)
Accumulated deficit	(205,866)	(236,514)

Total stockholders’ equity	223,541	71,770

Total liabilities and stockholders’ equity	$295,050	$151,048